FOR IMMEDIATE RELEASE

Penske Automotive Group Completes Redemption of 7.75%
Senior Subordinated Notes Due 2016

BLOOMFIELD HILLS, MI, September 27, 2012 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today announced that it has completed the redemption of its outstanding 7.75% Senior Subordinated Notes due 2016 (the “2016 Notes”). Approximately $57.3 million in aggregate principal amount of the 2016 Notes had remained outstanding and were redeemed at a price of 103.875%, plus accrued and unpaid interest to, but excluding, September 27, 2012.

Previously, the Company had completed a tender offer for approximately 85%, or $317.7 million aggregate principal amount, of the 2016 Notes using proceeds from the Company’s $550 million 5.75% Senior Subordinated Notes offering which was completed on August 28, 2012. The remaining proceeds from that offering were used to repay amounts outstanding under the Company’s U.S. revolving credit facility and floorplan borrowings.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 339 retail automotive franchises, representing 40 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 169 franchises in 17 states and Puerto Rico and 170 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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